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                             MAYER, BROWN & PLATT
                           190 South LaSalle Street
                           Chicago, Illinois   60603



                                                                       Exhibit 5
                                April 20, 1999

Case Corporation
700 State Street
Racine, Wisconsin 53404


     Re: Registration Statement on Form S-4
     $300 million aggregate principal amount 6 1/4% Notes due December 1, 2003, Series B

Ladies and Gentlemen:

     We have acted as special counsel to Case Corporation, a Delaware corporation (the "Company"), in connection with the Company's registration of $300,000,000 aggregate principal amount of its 6 1/4% Notes due December 1, 2003, Series B (the "New Notes") on a Registration Statement on Form S-4 (the "Registration Statement") filed on April 20, 1999 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The New Notes will be offered in exchange (the "Exchange Offer") for any and all of the Company's 6 1/4% Notes due December 1, 2003, Series A (the "Old Notes"). The Old Notes were issued, and the New Notes will be issued, pursuant to the Indenture between the Company and The Bank of New York, as Trustee, dated as of July 31, 1995 (the "Indenture"). In that connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that, upon completion of the Exchange Offer, the New Notes will have been duly authorized for issuance and, when the New Notes are duly executed, authenticated, issued and delivered in accordance with the Indenture, the New Notes will constitute valid and legally binding obligations of the Company under the laws of the State of New York, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered in a proceeding at law or in equity).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein.
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     We are admitted to practice law in the States of Illinois and New York, and we express no opinions as to matters under or involving any laws other than the laws of the States of Illinois and New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

                              Very truly yours,


                              /s/ MAYER, BROWN & PLATT

                              Mayer, Brown & Platt

EAR/DWG